                            KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES
                           Computation of Ratio of Earnings to Fixed Charges
                               (In thousands, except for ratio amounts)



                                      Years ended December 31,                Six months ended
                                                                                  June 30,

                           1989        1990      1991      1992      1993      1993      1994

       Earnings
       before taxes
       on income           $ 11,260    19,103   17,848     18,729    35,324    15,409     9,776



       Plus fixed
       charges:
             Interest
             expense          5,055     6,304    5,965      9,411     8,416     4,750     3,766

             Interest
             element
             of
             rental
             expense*           384       371      317        973     1,143       572       600





                              5,439     6,675    6,282     10,384     9,559     5,322     4,366
             Earnings
             before
             taxes on
             income
             before
               fixed
             charges       $ 16,699    25,778   24,130     29,113    44,883    20,731    14,142






       Ratio of
       earnings to
       fixed charges           3.07      3.86     3.84       2.80      4.70      3.90      3.24



     * The interest element of rental expense is one-third of rental expense, which is considered to be representative of the interest factor.